As filed with the Securities and Exchange Commission on September __, 1996
                                                  Registration No. 333-_________
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                      ----------------------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                      ----------------------------------
                          WESTERN GAS RESOURCES, INC.
            (Exact name of registrant as specified in its charter)

               Delaware                        84-1127613
    (State or other jurisdiction of        (I.R.S. Employer
     incorporation or organization)        Identification No.)

                           12200 North Pecos Street
                         Denver, Colorado  80234-3439
                                (303) 452-5603
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             John C. Walter, Esq.
                           Executive Vice President
                          Western Gas Resources, Inc.
                           12200 North Pecos Street
                         Denver, Colorado  80234-3439
                                (303) 452-5603
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  Copies to:
                           Robert M. Chilstrom, Esq.
                     Skadden, Arps, Slate, Meagher & Flom
                               919 Third Avenue
                              New York, NY  10022
                               Tel:  (212) 735-3000
                               Fax:  (212) 735-2001

          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement. If any of the securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================
                               Amount     Proposed maximum     Proposed maximum
   Title of Shares to be       to be       offering price         aggregate              Amount of
        registered           registered    per share (1)       offering price (1)    registration fee (2)
- --------------------------------------------------------------------------------------------------------------
Common Stock par value
   $.10 per share (1)           150,000        $14.625            $2,193,750                $756
==============================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) of the Securities and Exchange Act of 1933 based upon the average of the high and low prices for shares of the Registrant's Common Stock on September 27, 1996 on the New York Stock Exchange.
(2) Pursuant to Rule 429, the Prospectus included herein also relates to (i) $62,000,000 remaining of $200,000,000 of Securities registered as Debt Securities and Preferred Stock, in relation to which a registration fee of $62,500 was previously paid, (ii) 4,000,000 shares of Common Stock, in relation to which a registration fee of $42,734 was previously paid, (iii) $138,000,000 of Securities registered as Debt Securities and Preferred Stock, in relation to which a registration fee of $47,586 was previously paid and (iv) $100,000,000 of Securities registered as Debt Securities, Preferred Stock or Common Stock, in relation to which a registration fee of $34,583 was previously paid.



     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

     Pursuant to Rule 429, the Prospectus included herein also relates to (i) $62,000,000 of Securities registered as Debt Securities and Preferred Stock and 4,000,000 shares of Common Stock registered under registration statement No. 33-66516 (to which this registration statement constitutes post-effective Amendment No. 1) (ii) $138,000,000 of Securities registered as Debt Securities and Preferred Stock under registration statement No. 33-54741 (to which this registration statement constitutes post-effective Amendment No. 1) and (iii) $100,000,000 of Securities registered as Debt Securities, Preferred Stock and Common Stock registered under registration statement No. 333-00903 (to which this registration statement constitutes post-effective Amendment No. 1). In the event any such previously registered Debt Securities, Preferred Stock or Common Stock are offered prior to the effective date of this registration statement, the amount of such Debt Securities, Preferred Stock or Common Stock will not be included in any Prospectus hereunder. The amount of Securities being registered, together with the remaining Securities registered under registration statement No. 33-66516, registration statement No. 33-54741 and registration statement No. 333-00903, represents the maximum amount of Securities which are expected to be offered for sale.

SUBJECT TO COMPLETION - September ____, 1996
PROSPECTUS

                          WESTERN GAS RESOURCES, INC.

               Debt Securities, Preferred Stock and Common Stock

     Western Gas Resources, Inc. (the "Company"), directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may offer and issue from time to time debt securities (the "Debt Securities") in one or more series, on terms to be determined at the time of sale. The Company may also offer and issue from time to time in one or more series its Preferred Stock, par value $.10 per share (the "Preferred Stock"), and its Common Stock, par value $.10 per share (the "Common Stock"), on terms to be determined at the time of sale. The Debt Securities and Preferred Stock will be limited to an aggregate initial public offering price of up to $300,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies and the Common Stock will be limited to an aggregate initial public offering price of $100,000,000 plus up to an additional 4,000,000 shares. In addition, up to 150,000 shares of Common Stock may be offered by the Selling Stockholder of the Company. See "Selling Stockholder." The Company will not receive any of the proceeds from the sale of such Common Stock (the "Selling Stockholder Shares"). The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "WGR." The Debt Securities, the Preferred Stock and the Common Stock, including the Selling Stockholder Shares except as otherwise indicated, are hereafter collectively referred to as the "Securi ties." The aggregate initial public offering price of all the Securities that may be offered pursuant to this Prospectus, exclusive of the 4,000,000 shares of Common Stock and Selling Stockholder Shares, will not exceed $300,000,000 or the equivalent thereof.

     The accompanying Prospectus Supplement will set forth specific terms of the Securities, including (i) in the case of Debt Securities, specific designation, ranking as senior or subordinated Debt Securities, aggregate principal amount, maturity, rate and time of payment of interest, purchase price, any terms for redemption, whether and on what terms the Debt Securities may be converted into the Company's Common Stock, and any other specific terms of the Debt Securities, (ii) in the case of a particular series of Preferred Stock, specific designation, aggregate number of shares offered, dividend rate (or manner of calculation thereof), dividend periods (or manner of calculation thereof), liquidation preference, voting rights, any terms for redemption, whether and on what terms the shares of such series may be converted into the Company's Common Stock at the option of the holder, whether depositary shares representing shares of such series of Preferred Stock will be offered and, if so, the fraction of a share of Preferred Stock represented by each depositary share, listing, if any, on a securities exchange and any other specific terms of such series of Preferred Stock and (iii) in the case of Common Stock, the number of shares offered and the purchase price thereof. The accompanying Prospectus Supplement will also set forth the name of and compensation to each dealer, underwriter or agent, if any, involved in the sale of the Securities being offered and the managing underwriters with respect to each series of Securities sold to or through underwriters. The Company reserves the sole right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Securities, exclusive of the Selling Stockholder Shares, to be made directly or through agents.
                           -------------------------

   See "Risk Factors" beginning on page 5 for discussion of material risks in connection with the purchase of the Securities.
                           -------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------

     If an agent of the Company or, if applicable, the Selling Stockholder, or a dealer or underwriter is involved in the sale of the Securities in respect of which this Prospectus is being delivered, the agent's commission, dealer's purchase price or underwriter's discount is set forth in, or may be calculated from, the accompanying Prospectus Supplement and the net proceeds to the Company and, if applicable, the Selling Stockholder, from such sale will be the purchase price of such Securities less such commission in the case of an agent, the purchase price of such Securities in the case of a dealer or the public offering price less such discount in the case of an underwriter, and less, in each case, the other attributable issuance expenses. The Company may pay all registration expenses of the Selling Stockholder. See "Plan of Distribution" for possible indemnification arrangements for any agents, dealers or underwriters.

                           -------------------------

September _____, 1996

No person has been authorized in connection with any offering made hereby to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus or any Prospectus Supplement, and, if given or made, such information or representa tions must not be relied upon as having been authorized by the Company, the selling stockholder or any underwriter or agent. This Prospectus or any Prospectus Supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information contained herein or therein is correct as of any time subsequent to the date hereof and thereof.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, 13th Floor, New York, NY 10048 and through the Commission's Internet site at www.sec.gov. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company has filed a registration statement (the "Registration Statement") on Form S-3 with respect to the Securities offered hereby with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, which constitutes a part of the Registration Statement, relates only to the Securities offered by the Company and the Selling Stockholder and does not contain all the informa tion set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's (i) Annual Report on Form 10-K for the year ended December 31, 1995; (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1996; (iii) Proxy Statement for the Annual Meeting of Stockholders held on May 15, 1996; (iv) Registration Statement on Form 8-A with respect to the Company's $2.28 Cumulative Convertible Preferred Stock, declared effective on November 12, 1992; (v) Registration Statement on Form 8-A with respect to the Company's $2.625 Cumulative Convertible Preferred Stock, declared effective by the Commission on February 17, 1994; and (vi) Current Report on Form 8-K dated January 11, 1996, all of which have previously been filed by the Company with the Commission, are incorporated by reference in this Prospectus.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subse quently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to John C. Walter, Executive Vice President, Western Gas Resources, Inc., 12200 North Pecos Street, Denver, Colorado 80234-3439 (telephone (303) 452-5603).

                          WESTERN GAS RESOURCES, INC.

     Western Gas Resources, Inc. is an independent gas gatherer and processor and an energy marketer providing a full range of services to its customers from the wellhead to the delivery point. The Company designs, constructs, owns and operates natural gas gathering, processing, treating and storage facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent, Gulf Coast and Southwestern regions of the United States. The Company connects producers' wells to its gathering systems for delivery to its processing or treating plants, processes the natural gas to extract natural gas liquids ("NGLs") and treats the natural gas in order to meet pipeline specifications. The Company is a nationwide marketer of natural gas, NGLs and wholesale electric power, providing a full range of services including risk management, storage, transportation, scheduling and peaking services to a variety of customers. The Company was incorporated in Delaware in 1989. The Company's principal offices are located at 12200 North Pecos Street, Denver, Colorado 80234-3439, and its telephone number is (303) 452-5603.

               CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                                      AND
            EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the unaudited consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends of the Company for the periods indicated.


                                                             Year Ended December 31,
                               Six Months Ended    -----------------------------------------
                                 June 30, 1996      1995     1994     1993     1992    1991
                             --------------------   ----     ----     ----     ----    ----
Ratio of earnings to fixed
    charges..................         2.17           .76     1.29     3.73     5.30    3.19

Ratio of earnings to fixed
    charges and preferred stock
    dividends................         1.55           .50      .83     2.52     3.87    2.10

     For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. For the purpose of computing the ratio of earnings to fixed charges and preferred stock dividends, earnings consist of income before income taxes and fixed charges and preferred stock dividends. For purposes of calculating both ratios, fixed charges consist of interest (including capitalized interest, but excluding amortization of amounts previously capitalized) on all indebtedness, amortization of debt discount and expense and that portion (one-third) of rental expense which the Company believes to be representative of interest. For the year ended December 31, 1995, the Company's earnings before fixed charges were insufficient to cover its fixed charges by approximately $9.7 million. In addition, for the years ended December 31, 1995 and 1994, the Company's earnings before fixed charges and preferred stock dividends were insufficient to cover its fixed charges and preferred stock dividends by approximately $30.6 million and $9.1 million, respectively. Excluding the effect of the adoption of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which resulted in a non-cash expense of $17.6 million, the Company's ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred stock dividends would have been 1.19 and .76, respectively, for the year ended December 31, 1995. See further discussion in "Risk Factors." Statements setting forth the unaudited computations of the consolidated ratio of earnings to fixed charges and consolidated ratio of earnings to fixed charges and preferred stock dividends are filed as exhibits to the Registration Statement of which this Prospectus is a part.

                                USE OF PROCEEDS

     Unless otherwise set forth in the accompanying Prospectus Supplement, the net proceeds from the sale of the Securities by the Company will be used for general corporate purposes, which may include repayment of debt, acquisitions, working capital and capital expenditures. Pending application for specific purposes, the net proceeds will be invested in short-term marketable securities. The Company will not receive any of the proceeds from the sale of the Selling Stockholder Shares.


                                 RISK FACTORS

     Prospective investors should carefully review the following factors together with the other information contained in this Prospectus and any accompanying Prospectus Supplement prior to making an investment decision.

Effect of Volatile Product Prices; Hedging Transactions

     The Company's future financial condition and results of operations will depend significantly upon the prices received for the Company's natural gas and NGLs. Prices for natural gas and NGLs are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond the control of the Company. These factors include the level of domestic production, the availability of imported oil and gas, actions taken by foreign oil and gas producing nations, the availability of transportation systems with adequate capacity, the availability of competitive fuels, fluctuating and seasonal demand for oil, gas and NGLs, conservation and the extent of governmental regulation of production and the overall economic environment. A substantial or extended decline in gas and/or NGL prices would have a material adverse effect on the Company's financial position, results of operations and access to capital.

     The Company's risk management policy is to enter into futures, swaps and option contracts primarily to reduce risk and lock-in profit margins on its marketing and storage activities. Over-the-counter derivatives, with creditworthy counterparties, also permit the Company to offer its gas customers alternate pricing and delivery mechanisms meeting their specific needs. To ensure a known price for future equity production and a fixed margin between gas injected into storage and gas withdrawn from storage, the Company typically will sell a futures contract and related basis swap and thereafter, either (i) make physical delivery of its product to comply with such futures contract and settle its basis swap or (ii) buy matching futures and basis position contracts to unwind its position and sell its production to a customer in the cash market. The Company also may contract to sell future production to a customer at a fixed price and then purchase futures contracts to lock-in a margin. These same techniques also may be utilized to manage price risk for product purchased from marketing customers. Such contracts may expose the Company to the risk of financial loss in certain circumstances, including instances where production is less than expected, the Company's customers fail to purchase or deliver the contracted quantities of natural gas or NGLs or credit risk with derivatives counterparties. Furthermore, to the extent that the Company engages in hedging activities, it may be prevented from realizing the benefits of price increases above the levels of such hedges.

Gas Supply

     The Company must continually connect new wells to its gathering systems in order to maintain or increase throughput levels to offset natural declines in dedicated volumes. Historically, while certain individual plants have experienced declines in dedicated reserves, the Company has been successful in connecting additional reserves to more than offset the natural declines and reserves dedicated to existing facilities. Drilling activity in certain basins in which the Company operates has continued to be significantly reduced from levels that existed in prior years. Higher residue gas and NGL prices experienced since the beginning of 1996 and improved technology (e.g., 3-D seismic and horizontal drilling) have stimulated drilling in certain of the basins in which the Company operates, primarily the Permian and Anadarko basins. The level of drilling will depend upon, among other factors, the prices for gas and oil, the energy policy of the federal government and the availability of foreign oil and gas, none of which is within the Company's control. There is no assurance that the Company will continue to be successful in replacing the dedicated reserves processed at its facilities.

Uncertainty of Estimates of Oil and Gas Reserves

     Reserve estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgement. Reserve estimates are imprecise and should be expected to change as additional information becomes available. Results of subsequent drilling, testing and production may cause either upward or downward revisions of previous estimates. In addition, the estimates of future net revenues from proved reserves of the Company and the present value thereof are based upon certain assumptions about production levels, prices and costs, which may not be correct. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based. Actual results may differ materially from the results estimated.

     The Company has experienced unexpected water production in one of the wells at its Black Lake Field. The Company retained an independent engineering firm to perform an evaluation of the reserves. The evaluation has confirmed the reserves previously estimated by the Company do not need revision at this time. The Company will continue to monitor the field performance closely and will revise the estimate as appropriate.

Ability to Pay Fixed Charges and Preferred Stock Dividends

     For the year ended December 31, 1995, the Company's earnings before fixed charges were insufficient to cover its fixed charges by approximately $9.7 million. In addition, for the years ended December 31, 1995 and 1994, the Company's earnings before fixed charges and preferred stock dividends were insufficient to cover its fixed charges and preferred stock dividends by approximately $30.6 million and $9.1 million, respectively. Excluding the effect of the adoption of Statement of Financial Accounting Standards No. 121,"Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which resulted in a non-cash expense of $17.6 million, the Company's ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred stock dividends would have been 1.19 and .76, respectively, for the year ended December 31, 1995. The Company has historically met its fixed charges, including interest, and preferred stock dividends through cash flow from operations. There can be no assurance that the Company will have sufficient cash flow from operations to satisfy anticipated cash requirements for these items and its planned capital expenditures. See "Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends."

Expansion Opportunities and Availability of Financing

     In order for the Company to expand its business through either the purchase or construction of new gathering and processing facilities, the Company will be required to identify expansion opportunities and to finance such activities, using cash flow, equity or debt financing or a combination thereof. No assurance can be given that appropriate opportunities for expansion at levels of profitability which satisfy the Company's target rates can be obtained or that financing on terms acceptable to the Company can be obtained. Natural gas and NGL price volatility make it difficult to estimate the value of acquisitions and to budget and forecast the return on the Company's projects. In addition, unusually volatile prices often disrupt the market for gas and NGL properties, as buyers and sellers have more difficulty agreeing on the purchase price of properties.

Competition

     The Company competes with other companies in the gathering, processing and marketing business both for supplies of natural gas and for customers for its natural gas and NGLs. Competition for natural gas supplies is primarily based on efficiency, reliability, availability of transportation and ability to obtain a satisfactory price for the producers' natural gas. Competition for customers is primarily based upon reli ability and price of deliverable natural gas and NGLs. For customers that have the capability of using alternative fuels, such as oil and coal, the Company also competes based primarily on price against companies capable of providing such alternative fuels. The Company's competitors for obtaining additional gas supplies, for gathering and processing gas and for marketing gas and NGLs include national and local gas gatherers, brokers, marketers and distributors of various size, financial resources and experience. Until recently, the Company had experienced narrowing margins related to third-party sales due to the increasing availability of pricing information in the natural gas industry. The Company believes, by targeting end-use markets, these margins will continue to stabilize. These sales are highly competitive and there is no assurance that the Company will be able to expand its current end-use business.

Environmental Matters

     The construction and operation of the Company's gathering lines, plants and other facilities used for the gathering, transporting, processing, treating or storing of natural gas and NGLs are subject to federal, state and local environmental laws and regulations, including those that can impose obligations to clean-up hazardous substances at the Company's facilities or at facilities to which the Company sends wastes for disposal. In most instances, the applicable regulatory requirements relate to water and air pollution control or waste management. The Company believes that it is in substantial compliance with applicable material environmental laws and regulations. Environmental regulation can increase the cost of planning, designing, constructing and operating the Company's facilities. The Company believes that the costs for compliance with current environmental laws and regulations have not had and will not have a material effect on the Company's financial position or results of operation.

     In 1990, the Congress enacted the Clean Air Act Amendments of 1990 (the "Clean Air Amendments") which impose more stringent standards on emissions of certain pollutants and establish an operating permit program for certain new and existing air emissions sources. Under the Clean Air Amendments, individual states are required to adopt regulations to implement the operating permit program. The Company does not believe that compliance with the Clean Air Amendments will require any material capital expenditures, although it will increase permitting costs in 1996 and will increase certain operating costs, such as emissions fees, on an on-going basis. The Company does not believe that such cost increases will have a material effect on the Company's financial position or results of operations.

     The Company believes that it is reasonably likely that the trend in environmental legislation and regulation will continue to be towards stricter standards. The Company is unaware of future environmental standards that are reasonably likely to be adopted that will have a material effect on the Company's financial position or results of operations, but cannot rule out that possibility.

Regulation

     Many aspects of the gathering, processing, marketing and transportation of natural gas and NGLs by the Company are subject to federal, state and local laws and regulations which can have a significant impact upon the Company's overall operations. However, the gathering, processing and marketing activities of the Company have generally not been subject to regulation, and therefore, except as con strained by competitive factors, the Company has considerable pricing flexibility.

     As a processor and marketer of natural gas, the Company depends on the transportation and storage services offered by various interstate and intrastate pipeline companies for the delivery and sale of its own gas supplies as well as those it processes and/or markets for others. Both the performance of transportation and storage services by interstate pipelines and the rates charged for such services are subject to the jurisdiction of the Federal Energy Regulatory Commission or state regulatory agencies. An inability to obtain transportation and/or storage services at competitive rates can hinder the Company's processing and marketing operations and/or affect its sales margins.

Insurance and Operational Risks

     The Company is subject to various hazards which are inherent in the industry in which it operates such as explosions, product spills, leaks and fires, each of which could cause personal injury and loss of life, severe damage to and destruction of property and equipment, and pollution or other environmental damage, and may result in curtailment or suspension of operations at the affected facility. The Company maintains physical damage, comprehensive general liability, workers' compensation and business interruption insurance. Such insurance is subject to deductibles that the Company considers reasonable. The Company is not fully insured against all risks in its business, however, the Company believes that the coverage it maintains is adequate and consistent with other companies in the industry. Consistent with insurance coverage typically available to the natural gas industry, the Company's insurance policies do not provide coverage for losses or liabilities relating to pollution, except for sudden and accidental occurrences.

                        DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be issued under an indenture (the "Indenture") between the Company and Texas Commerce Bank National Association, as trustee (the "Trustee"). The Debt Securities may constitute either senior or subordinated debt of the Company as set forth in any accompanying Prospectus Supplement for a specific series of Debt Securities. The following statements are subject to the detailed provisions of the Indenture, a copy of the form of which is filed as an exhibit to the Registration Statement. Wherever references are made to particular provisions of the Indenture, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference. Capitalized terms are defined in the Indenture unless otherwise defined herein.

General

     The Indenture does not limit the amount of the Debt Securities which may be issued thereunder and provides that Debt Securities may be issued in one or more series thereunder up to the aggregate principal amount that may be authorized from time to time by the Company's Board of Directors or an authorized committee thereof. The Debt Securities will be either unsecured senior obligations of the Company, ranking equally and ratably with all other unsecured and unsubordinated indebtedness of the Company or subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company as described below under "Subordinated Debt" and in the Prospectus Supplement applicable to an offering of subordinated Debt Securities ("Subordinated Debt Securities"). Reference is made to the Prospectus Supplement relating to the particular Debt Securities offered thereby for the following terms, where applicable, of the Debt Securities: (1) the designation of such Debt Securities; (2) classification as senior or subordinated Debt Securities; (3) the aggregate principal amount of such Debt Securities; (4) the percentage of their principal amount at which such Debt Securities will be issued; (5) the date or dates on which such Debt Securities will mature; (6) the rate or rates (which may be fixed or variable), if any, per annum, at which such Debt Securities will bear interest, or the method of determination of such rate or rates; (7) the dates at which such interest, if any, will be payable; (8) the places where principal of, premium, if any, and interest will be payable; (9) provisions for sinking, purchase or other analogous fund, if any; (10) the date or dates, if any, after which such Debt Securities may be redeemed at the option of the Company or of the holder and the redemption price or prices; (11) the terms and conditions, if any, pursuant to which the Debt Securities are convertible or exchangeable into Common Stock or Preferred Stock or other debt or exchange provisions; (12) any index or formula used to determine the amount of payments of principal of and premium, if any, and interest on, such Debt Securities; (13) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities that will be payable upon declaration of the acceleration of the maturity thereof or the method by which such portion shall be determined; (14) the person to whom any interest on any such Debt Security shall be payable if other than the person in whose name such Debt Security is registered on the applicable record date; (15) any addition to, or modification or deletion of, any event of Default or any covenant of the Company specified in the Indenture with respect to such Debt Securities; (16) the application, if any, of such means of defeasance or covenant defeasance as may be specified for such Debt Securities; (17) whether such Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for such global security or securities; and
(18) any other specific terms of the Debt Securities. Principal, premium, if any, and interest, if any, will be payable and the Debt Securities offered hereby will be transferable, at the corporate trust office of the Trustee's agent in the borough of Manhattan, the City of New York, provided that payment of interest, if any, may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the Security Register. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will not be listed on any securities exchange.

     If the accompanying Prospectus Supplement specifies that a series of Debt Securities is denominated in a currency or currency unit other than United States dollars, such Prospectus Supplement shall also specify the denomination in which such Debt Securities will be issued and the coin or currency in which the principal, premium, if any, and interest, if any, on such Debt Securities will be payable, which may be United States dollars based upon the exchange rate for such other currency or currency unit existing on or about the time a payment is due. Special material United States federal income tax considerations applicable to any Debt Securities so denominated shall also be described in the applicable Prospectus Supplement.

               The Debt Securities offered hereby will be issued only in fully registered form without coupons and, unless otherwise specified in the Prospectus Supplement, in denominations of $1,000 and multiples of $1,000. Debt Securities may be issued in book-entry form, without certificates. Any such issue will be described in the Prospectus Supplement relating to such Debt Securities. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith.

               Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be sold at a substantial discount from their stated principal amount. Material federal income tax consequences and other considerations applicable thereto will be described in the applicable Prospectus Supplement.

               The Indenture contains no covenants or other provisions affording protection to holders of the Debt Securities in the event of a highly leveraged transaction, other transactions that may adversely affect the Holders or a change in control of the Company, except to the limited extent described under "Limitations on Mergers and Sales of Assets."

          Global Securities

               The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Global Depositary"), or its nominee, identified in the Prospectus Supplement relating to such series. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities.
          Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Global Depositary for such Global Security to a nominee for such Global Depositary and except in the circumstances described in the applicable Prospectus Supplement.

               The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security and a description of the Global Depositary will be provided in the applicable Prospectus Supplement.

          Senior Debt

               The Debt Securities that will be designated and will constitute part of the Senior Indebtedness (hereafter defined) of the Company, will rank pari passu with all other unsecured and unsubordinated debt of the Company.

          Subordinated Debt

               The Debt Securities that will constitute part of the subordinated debt of the Company (the "Subordinated Debt Securities"), will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all existing and future Senior Indebtedness of the Company. "Senior Indebtedness" means the principal of (and premium, if any) and interest on (including interest accrued after the filing of a petition initiating any proceeding pursuant to any Bankruptcy Law, but only to the extent allowed or permitted to the holder of such Indebtedness against the bankruptcy or any other insolvency estate of the Company in such proceeding) or accrued Original Issue Discount on and other amounts due on or in connection with any Indebtedness incurred, assumed or guaranteed by the Company, whether outstanding on the date of the Indenture or thereafter incurred, assumed or guaranteed, and all renewals, extensions and refunding of any such Indebtedness; provided, however, that the following will not constitute Senior Indebtedness:
          (a) any Indebtedness which expressly provides (i) that such Indebtedness shall not be senior in right of payment to the Subordinated Debt Securities or (ii) that such Indebtedness shall be subordinated to any other Indebtedness of the Company, unless such Indebtedness expressly provides that such Indebtedness shall be senior in right of payment to the Subordinated Debt Securities; (b) any Indebtedness or liability for compensation to employees, for goods or materials purchased in the ordinary course of business or for services; (c) any Indebtedness of the Company to any Subsidiary for money borrowed or advanced from such Subsidiary; and (d) any liability for federal, state, local or other taxes owed or owing by the Company. "Indebtedness" means any and all obligations of a corporation for money borrowed which in accordance with generally accepted accounting principles would be reflected on the balance sheet of such corporation as a liability on the date as of which Indebtedness is to be determined.

               By reason of the subordination described herein, in the event of insolvency, upon any distribution of the assets of the Company, (i) the Holders of the Subordinated Debt Securities are required to pay over their share of such distribution to the trustee in bankruptcy, receiver or other person distributing the assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all holders of Senior Indebtedness in full and (ii) unsecured creditors of the Company who are not Holders of Subordinated Debt Securities or Holders of Senior Indebtedness of the Company may recover less, ratably, than Holders of Senior Indebtedness of the Company and may recover more, ratably, than the Holders of Subordinated Debt Securities.

               In the event that the Subordinated Debt Securities are declared due and payable prior to their Stated Maturity by reason of the occurrence of an Event of Default, then the Company is obligated to notify promptly holders of Senior Indebtedness of such acceleration. The Company may not pay the Subordinated Debt Securities until 120 days have passed after such acceleration occurs and may thereafter pay the Subordinated Debt Securities if the terms of the Indenture otherwise permit payment at that time.

               No payment of the principal amount at maturity, Issue Price plus accrued Original Issue Discount, in the case of Original Issue Discount Securities, any redemption price, or interest, if any, in respect of the Subordinated Debt Securities may be made, nor may the Company otherwise acquire any Subordinated Debt Securities except as set forth in the Indenture, if any default with respect to Senior Indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and the Company has actual knowledge of the default, unless (a) 120 days pass after notice of the default is given to the Trustee and such default is not then the subject of judicial proceedings or the default with respect to the Senior Indebtedness is cured (including, without limitation, by the payment of such Senior Indebtedness in full) or waived and (b) the terms of the Indenture otherwise permit the payment or acquisition of the Subordinated Debt Securities at that time. The Company is required to give the Trustee notice of a default with respect to Senior Indebtedness within five Business Days after the Company has actual knowledge of the default.

               If this Prospectus is being delivered in connection with a series of Subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Indebtedness outstanding as of the end of the most recent fiscal quarter for which the Company has filed an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q.

          Conversion or Exchange of Debt Securities

               No series of Debt Securities will be convertible into, or exchangeable for, other securities or properties except as set forth in the applicable Prospectus Supplement.

          Certain Covenants Applicable to Senior Debt Securities

               Unless otherwise set forth in the applicable Prospectus Supplement, the following covenants will be applicable to Debt Securities that constitute Senior Indebtedness.

               Limitations on Liens. The Company will not, and will not permit any Restricted Subsidiary to, incur, issue, assume or guarantee any Indebtedness secured by a Lien on any Restricted Property, or on any shares of stock or Indebtedness of a Restricted Subsidiary, without providing that the Debt Securities shall be secured equally and ratably with (or prior to) such secured Indebtedness, unless after giving effect thereto the aggregate amount of all such Indebtedness so secured (other than Indebtedness secured by excepted Liens referred to in the following sentence), together with all Attributable Debt of the Company and its Restricted Subsidiaries in respect of Sale-Leaseback Transactions except Sale-Leaseback Transactions the proceeds of which are applied to the retirement of Funded Debt, would not exceed 10% of Consolidated Adjusted Net Assets as shown on the Company's latest audited consolidated financial statements. This restriction will not apply to (a) Liens on property of, or on any shares of stock or Indebtedness of, any corporation existing at the time such corporation becomes a Subsidiary, (b) Liens on property existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price or construction cost thereof or to secure any Indebtedness incurred prior to, at the time of, or within six months after such acquisition or completion of such property for the purpose of financing all or any part of the purchase price or construction cost thereof, (c) Liens on substantially unimproved property to secure the cost of exploration, drilling or development of, or improvements to, such property, (d) Liens in favor of the Company or a Restricted Subsidiary, and (e) any extension, renewal or replacement of any Lien referred to in the foregoing clauses (a) through (d) inclusive, provided that such extension, renewal or replacement Liens shall be limited to all or part of the same property that secured the Liens extended, renewed or replaced (plus improvements on such property). The following types of transactions are not deemed to create Indebtedness secured by a Lien: (i) a sale or transfer of crude oil, natural gas or NGLs in place for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money or of such oil, natural gas or NGLs, or any other interest in property commonly referred to as a "production payment," or (ii) the Lien on any property of the Company or any Subsidiary in favor of governmental bodies to secure partial, progress, advance or other payments to the Company or any Subsidiary pursuant to any contract or statute, or the Lien of any property to secured Indebtedness of the pollution control or industrial revenue bond type.

               Limitation on Sale-Leaseback Transactions. The Indenture provides that the Company shall not, and it shall not permit any Restricted Subsidiary to, enter into a Sale-Leaseback Transaction unless: (1) the lease has a term of three years or less; (2) the lease is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries; (3) the Company or a Restricted Subsidiary could create a Lien under the terms of the Indenture on the Restricted Property to secure Funded Debt at least equal in amount to the Attributable Debt for the lease; or (4) the Company or a Restricted Subsidiary could create a Lien on Restricted Property under the terms of the Indenture to secure Funded Debt at least equal in amount to the Attributable Debt for the lease without having to secure equally and ratably any Debt Securities that constitute Senior Indebtedness or (5) the Company or a Restricted Subsidiary within 120 days of the effective date of the Sale-Leaseback Transaction (i) retires Funded Debt of the Company or of a Restricted Subsidiary at least equal in amount to the fair value (as determined by the Company's Board of Directors) of the Restricted Property at the time of the Sale-Leaseback Transaction or
          (ii) if the net proceeds of the Sale-Leaseback Transaction equal or exceed the fair value of the Restricted Property (as determined by the Company's Board of Directors), applies the net proceeds to fund investment in other Restricted Properties which investments were made within 12 months prior to or subsequent to the Sale-Leaseback Transaction.

          Limitation on Mergers and Sales of Assets

               The Company shall not consolidate with, merge with, or merge into any corporation or convey or transfer its properties and assets substantially as an entirety to any Person unless the successor entity shall be a corporation organized under the laws of the United States or any state or the District of Columbia and shall expressly assume the obligations of the Company under the Indenture. If, with respect to Debt Securities that constitute Senior Indebtedness, upon any such consolidation, merger, conveyance or transfer of the Company with or into any Person or of any such Subsidiary with or to any other Subsidiary, any Property of the Company or of any Restricted Subsidiary or any shares of stock or indebtedness of any Restricted Subsidiary would thereupon become subject to any Lien (other than a Lien permitted under "Limitation on Liens" without the Company's having to secure such Debt Securities equally and ratably), the Company will secure such Debt Securities (together with, if the Company shall so determine, other securities ranking on a parity with such Debt Securities) prior to all Liens other than any theretofore existing.

               Although the amount of the Company's property that will constitute a sale of such property "substantially as an entirety" is not readily quantifiable, a determination whether such a sale has occurred will depend on the percentage of operating and total assets transferred, among other measurements, and other facts and circumstances of the transaction. In any particular transaction, this determination will be made by the Company and, if such a transaction occurs, the person to which such amount of the Company's property is transferred shall enter into a supplemental Indenture satisfactory in form to the Trustee.

          Certain Definitions

               Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

               "Attributable Debt" means the total net amount of rent (discounted at the rate per annum indicated in the Indenture) required to be paid during the remaining term of any lease.

               "Consolidated Adjusted Net Assets" means the total amount of assets after deducting therefrom (a) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed), and (b) total prepaid expenses and deferred charges.

               "Funded Debt" means, with respect to any Person, all Indebtedness having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of such Person.

               "Restricted Property" means (a) any interest in property located in the United States, Puerto Rico or Canada (including any interest in property located off the coast of the United States operated pursuant to leases from any governmental body) which is producing crude oil, natural gas or NGLs in paying quantities, or (b) any manufacturing plant or transportation or storage facility located in the United States, Puerto Rico or Canada, in each case now owned or hereafter acquired by the Company or a Restricted Subsidiary except any such plant or facility or portion thereof which has a book value equal to not more than 2% of the Consolidated Adjusted Net Assets of the Company as shown on the Company's latest audited consolidated balance sheet.

               "Restricted Subsidiary" means a corporation (a) organized under the laws of the United States, Puerto Rico or Canada or a jurisdiction thereof, (b) that conducts substantially all of its business and has substantially all of its Property within the United States, Puerto Rico and Canada, and (c) at least 80% (by number of votes) of each class of Voting Stock of which and 100% of all other Capital Stock and all other securities convertible into, exchangeable for, or representing the right to purchase, Voting Stock, of which are legally and beneficially owned by the Company and its wholly owned Restricted Subsidiaries.

               "Sale and Leaseback Transaction" means an arrangement (other than an arrangement made for the purposes of Section 168(f)(8) of the Internal Revenue Code) with any bank, insurance company or other lender or investor (collectively "lenders") or to which the lender is a party where the Company or a Restricted Subsidiary now owns or hereafter acquires a Restricted Property, transfers it to a lender, or to any person to whom funds have been or are to be advanced by a lender on the security of such Restricted Property on the rental payments under the lease, and leases it back from the lender or other person.

               "Subsidiary" means, at any time, a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries or by the Company and one or more other Subsidiaries.

          Events of Default

               The following are Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series at its Maturity (in the case of any Subordinated Debt Securities, whether or not payment is prohibited by the provisions described under "Subordinated Debt"); (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days (in the case of any Subordinated Debt Securities, whether or not payment is prohibited by the provisions described under "Subordinated Debt"); (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series (in the case of any Subordinated Debt Securities, whether or not payment is prohibited by the provisions described under "Subordinated Debt"); (d) any other defaults in the performance, or breach, of any covenant of the Company in the Indenture, continued for 90 days after notice of such default or breach from the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series (other than a covenant included in the Indenture solely for the benefit of any series of Debt Securities other than that series); (e) certain events of bankruptcy, insolvency or reorganization; and (f) any other Event of Default provided with respect to Debt Securities of that series.

               If an Event of Default with respect to Outstanding Debt Securities of any series shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. Notwithstanding the foregoing, if any Subordinated Debt Securities are declared due and payable prior to their Stated Maturity by reason of the occurrence of an Event of Default, the Company may not pay the Subordinated Debt Securities until 120 days have passed after such acceleration occurs and may thereafter pay the Subordinated Debt Securities if the terms of the Indenture otherwise permit payment at the time. See "Subordinated Debt." For information as to waiver of defaults, see "Modification and Waiver."

               The Indenture provides that, subject to the provisions of the Trust Indenture Act of 1939, as amended, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series.

               The Company will be required to furnish annually to the Trustee a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

          Modification and Waiver

               Modifications and amendments to the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, or the premium, if any, or interest, if any, on, any Debt Security, (c) reduce the amount of principal of any Original Issue Discount Security payable upon acceleration of the Maturity thereof, (d) change the coin or currency in which any Debt Securities or premium, if any, or interest, if any, thereon is payable, (e) in the case of convertible Debt Securities, adversely affect the right to convert any Debt Security, or (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for (i) modification or amendment of the Indenture, (ii) in the case of any Subordinated Debt Securities, modification of the subordination provisions in a manner adverse to the Holders of the Subordinated Debt Securities, (iii) waiver of compliance with certain provisions of the Indenture, or (iv) waiver of certain defaults.

               Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any Holder to evidence a successor to the Company, to add to, modify or delete any of the Company's covenants or Events of Default, to permit or facilitate Debt Securities to be issued by book entry or in bearer form or relating to the place of payment thereof, to provide for a successor trustee, to establish forms or terms of Debt Securities, to change or eliminate any provision not adversely affecting any interests of Holders of Outstanding Debt Securities in any material respect or to cure any ambiguity or inconsistency.

               The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive any past default under the Indenture with respect to Debt Securities of that series, except a default in the payment of the principal of, or premium, if any, or interest, if any, on, any Debt Security of that series or in respect to any provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected.

          Defeasance

               The following provisions of the Indenture are applicable to the Debt Securities. The Company (a) shall be discharged from its obligations in respect of the Debt Securities of such series ("defeasance and discharge"), or (b) may cease to comply with certain restrictive covenants ("covenant defeasance") including those described under "Certain Covenants" and "Limitations on Mergers and Sales of Assets" and, in the case of any Subordinated Debt Securities, the provisions described under "Subordinated Debt," and any such omission shall not be an Event of Default with respect to the Debt Securities of such series, in each case at any time prior to the Stated Maturity or redemption thereof, when the Company has irrevocably deposited with the Trustee, in trust, (i) sufficient funds in the currency or currency unit in which the Debt Securities are denominated to pay the principal of (and premium, if any), and interest to Stated Maturity (or redemption) on, the Debt Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the government which issued the currency in which the Debt Securities are denominated, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any), and interest to Stated Maturity (or redemption) on, the Debt Securities of such series. Such defeasance and discharge and covenant defeasance are conditioned upon, among other things, the Company's delivery of (i) an opinion of counsel that the Holders of the Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and will be taxed in the same manner as if no defeasance and discharge or covenant defeasance, as the case may be, had occurred and (ii) an opinion of counsel that such defeasance would not cause the Debt Securities to be delisted from any national securities exchange on which such Debt Securities may then be listed. Upon such defeasance and discharge, the Holders of the Debt Securities of such series shall no longer be entitled to the benefits of the Indenture, except for the purposes of registration of transfer and exchange of the Debt Securities of such series and replacement of lost, stolen or mutilated Debt Securities and shall look only to such deposited funds or obligations for payment.

          Governing Law

               The Indenture and Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

          The Trustee

               The Company may have customary banking relationships with the Trustee in the ordinary course of business.


                         DESCRIPTION OF CAPITAL STOCK

               The Company is authorized to issue up to 100,000,000 shares of Common Stock, par value $.10 per share, and up to 10,000,000 shares of Preferred Stock, par value $.10 per share. As of March 31, 1996, there were 25,773,553 shares of Common Stock outstanding. The Company also had outstanding on such date 1,400,000 shares of $2.28 Cumulative Preferred Stock with a liquidation preference of $25 per share (the "$2.28 Preferred Stock") and 2,760,000 shares of $2.625 Cumulative Convertible Preferred Stock with a liquidation preference of $50 per share (the "$2.625 Convertible Preferred Stock"). Unless otherwise provided in any Prospectus Supplement for a series of Preferred Stock offered hereby (the "Offered Preferred Stock"), the $2.28 Preferred Stock and the $2.625 Preferred Stock (collectively, the "Existing Preferred Stock") will rank on a parity with the Offered Preferred Stock.

               The Board of Directors of the Company has the power, without further action by the stockholders unless action is required by applicable laws or regulations or by the terms of any outstanding Preferred Stock, to issue Preferred Stock in one or more series and to fix the designations, preferences and voting rights, and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions applicable thereto. The rights of holders of any Offered Preferred Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock which may be issued in the future. The Board of Directors may cause Preferred Stock to be issued to obtain additional financing, in connection with acquisitions and for other proper corporate purposes. Issuance of shares of Preferred Stock by the Company may have the effect, under certain circumstances, alone or in combination with certain of the provisions of the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), described below, of rendering more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors.

               The following summary does not purport to be complete and is, subject to, and qualified in its entirety by, the Company's Certificate of Incorporation, including the Certificate of Designation relating to a specific series of the Offered Preferred Stock (the "Certificate of Designation"), which will be in the form filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of Offered Preferred Stock, the Certificate of Designation of the $2.28 Preferred Stock and the Certificate of Designation of the $2.625 Convertible Preferred Stock.

          Offered Preferred Stock

               The following is a description of certain general terms and provisions of the Offered Preferred Stock. The particular terms of any series of Offered Preferred Stock will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The summary of terms of the Company's Offered Preferred Stock contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation and the Certificate of Designation.

               The Board of Directors is authorized to determine for each series of Offered Preferred Stock, and the Prospectus Supplement shall set forth with respect to such series: (i) the number of shares that constitute such series, (ii) the dividend rate (or the method of calculation thereof) on the shares of such series, (iii) the dividend periods (or the method of calculation thereof), (iv) the voting rights of the shares, (v) the liquidation preference and any other rights of the shares of such series upon any liquidation or winding-up of the Company, (vi) whether or not and on what terms the shares of such series will be subject to redemption at the option of the Company,
          (vii) whether and on what terms the shares of such series will be convertible into shares of Common Stock of the Company, (viii) whether depositary shares representing shares of such series of Preferred Stock will be offered and, if so, the fraction of a share of such series of Offered Preferred Stock represented by each depositary share (see "Depositary Shares" below), (ix) whether the shares of such series of Offered Preferred Stock will be listed on a securities exchange and (x) the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such series.

                    Dividends

               Holders of shares of Offered Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds of the Company legally available therefor, an annual cash dividend payable at such dates and at such rates per share per annum as set forth in the applicable Prospectus Supplement.

               Unless otherwise set forth in the applicable Prospectus Supplement, each series of Offered Preferred Stock will be junior as to dividends to any Preferred Stock that may be issued in the future that is expressly senior as to dividends to the Offered Preferred Stock. If at any time the Company has failed to pay accrued dividends upon any such senior shares at the time such dividends are payable, the Company may not pay any dividend on the Offered Preferred Stock or redeem or otherwise repurchase shares of Offered Preferred Stock until such accumulated but unpaid dividends on such senior shares have been paid or set aside for payment in full by the Company.

               No dividends may be declared or paid or set apart for payment on any Preferred Stock, including the Existing Preferred Stock, ranking on parity as to dividends with the Offered Preferred Stock unless there shall also be or have been declared and paid or set apart for payment on the outstanding shares of Offered Preferred Stock dividends for all dividend payment periods of the Offered Preferred Stock ending on or before the dividend payment date of such parity Preferred Stock, ratably in proportion to the respective amounts of dividends, (i) accumulated and unpaid or payable on such parity Preferred Stock, on the one hand, and (ii) accumulated and unpaid or payable through the dividend payment period of the Offered Preferred Stock next preceding such dividend payment date, on the other hand. Except as set forth above, dividends (other than in Common Stock) may not be paid or declared and set aside for payment and other distributions may not be made upon the Common Stock or on any other Preferred Stock of the Company ranking junior to or on parity as to dividends with the Offered Preferred Stock, including the Existing Preferred Stock, nor may any Common Stock or such other Preferred Stock of the Company be redeemed, purchased or otherwise acquired by the Company for any consideration or any payment be made to or available for a sinking fund for the redemption of any shares of such stock; provided, however, that any monies theretofore deposited in any sinking fund with respect to any Preferred Stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund, regardless of whether at the time of such applications full cumulative dividends upon shares of the Offered Preferred Stock outstanding on the last dividend payment date shall have been paid or declared and set apart for payment; and provided, further, that any such junior or parity Preferred Stock or Common Stock may be converted into or exchanged for stock of the Company ranking junior to the Offered Preferred Stock as to dividends.

               The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

               Convertibility

               No series of Offered Preferred Stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable Prospectus Supplement.

               Redemption and Sinking Fund

               No series of Offered Preferred Stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable Prospectus Supplement.

               Liquidation Rights

               In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of each series of Offered Preferred Stock are entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of: (i) any other shares of Preferred Stock ranking junior to such series of Offered Preferred Stock as to rights upon liquidation, dissolution or winding up and (ii) Common Stock, liquidating distributions per share in the amount of the liquidation preference specified in the applicable Prospectus Supplement for such series of Offered Preferred Stock plus dividends accrued and accumulated but unpaid to the date of final distribution; but the holders of each series of Offered Preferred Stock will not be entitled to receive the liquidating distribution of, plus such dividends on, such shares until the liquidation preference of any shares of the Company's capital stock ranking senior to such series of the Offered Preferred Stock as to the rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Offered Preferred Stock, the Existing Preferred Stock and any other Preferred Stock ranking as to any such distribution on a parity with the Offered Preferred Stock are not paid in full, the holders of the Offered Preferred Stock, the Existing Preferred Stock and such other parity Preferred Stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount to which they are entitled. Unless otherwise specified in a Prospectus Supplement for a series of Offered Preferred Stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Offered Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation nor a sale of securities shall be considered a liquidation, dissolution or winding up the Company.

               Voting Rights

               Holders of Offered Preferred Stock will not have any voting rights except as set forth below or in the applicable Prospectus Supplement or as otherwise from time to time required by law. Whenever dividends on any applicable series of Offered Preferred Stock or any other class or series of stock ranking on a parity with the applicable series of Offered Preferred Stock with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive containing in the aggregate a number of days equivalent to six calendar quarters, the holders of shares of such series of Offered Preferred Stock (voting separately as a class with all other series of Preferred Stock, upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of directors of the Company at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such series of Offered Preferred Stock shall have been fully paid or set apart for payment. The term of office of all directors elected by the holders of such Offered Preferred Stock shall terminate immediately upon the termination of the rights of the holders of such Offered Preferred Stock to vote for directors. Unless otherwise set forth in the applicable Prospectus Supplement, holders of shares of Offered Preferred Stock will have one vote for each share held.

               So long as any shares of any series of Offered Preferred Stock remain outstanding, the Company shall not, without the consent of holders of at least two-thirds of the shares of such series of Offered Preferred Stock outstanding at the time, voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable (i) issue or increase the authorized amount of any class or series of stock ranking prior to the outstanding Offered Preferred Stock as to dividends or upon liquidation or (ii) amend, alter or repeal the provisions of the Company's Certificate of Incorporation or of the resolutions contained in the Certificate of Designation relating to such series of Offered Preferred Stock, whether by merger, consolidation or otherwise, so as to materially adversely affect any power, preference or special right of such series of Offered Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Common Stock or authorized Preferred Stock or any increase or decrease in the number of shares of any series of Preferred Stock or the creation and issuance of other series of Common Stock or Preferred Stock ranking on a parity with or junior to Preferred Stock as to dividends and upon liquidation, dissolution or winding up shall not be deemed to materially adversely affect such powers, preferences or special rights.

               Miscellaneous

               The holders of Offered Preferred Stock will have no preemptive rights. Offered Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Shares of Offered Preferred Stock redeemed or otherwise reacquired by the Company shall resume the status of authorized and unissued shares of Offered Preferred Stock undesignated as to series, and shall be available for subsequent issuance. There are no restrictions on repurchase or redemption of the Offered Preferred Stock while there is any arrearage on sinking fund installments except as may be set forth in an applicable Prospectus Supplement. Neither the par value nor the liquidation preference is indicative of the price at which the Offered Preferred Stock will actually trade on or after the date of issuance. Payment of dividends on any series of Offered Preferred Stock may be restricted by loan agreements, indentures and other transactions entered into by the Company. The accompanying Prospectus Supplement or information incorporated by reference will describe any material contractual restrictions on dividend payments.

               No Other Rights

               The shares of a series of Offered Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable Prospectus Supplement, the Certificate of Incorporation or Certificate of Designation or as otherwise required by law.

               Transfer Agent and Registrar

               The transfer agent and registrar for each series of Offered Preferred Stock will be designated in the applicable Prospectus Supplement.

          Depositary Shares

               General

               The Company may, at its option, elect to offer fractional shares of the Offered Preferred Stock, rather than full shares of the Offered Preferred Stock. In the event such option is exercised, the Company will issue receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Offered Preferred Stock) of a share of a particular series of Preferred Stock as described below.

               The shares of any series of Offered Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") among the Company, a depositary to be named in the applicable Prospectus Supplement (the "Preferred Stock Depositary"), and the holders from time to time of depositary receipts issued thereunder. Subject to the terms of the Deposit Agreement, each holder of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Offered Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Offered Preferred Stock represented thereby (including dividend, voting, redemption, subscription and liquidation rights).

               The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of the related series of Offered Preferred Stock. Copies of the forms of Deposit Agreement and Depositary Receipt are filed as an exhibit to the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibit. Immediately following the issuance of shares of a series of Offered Preferred Stock by the Company, the Company will deposit such shares with the Preferred Stock Depositary, which will then issue and deliver the Depositary Receipts to the purchasers thereof. Depositary Receipts will only be issued evidencing whole Depositary Shares. A Depositary Receipt may evidence any number of whole Depositary Shares.

               Pending the preparation of definitive Depositary Receipts, the Preferred Stock Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and such temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

               Dividends and Other Distributions

               The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the related series of Offered Preferred Stock to the record holders of Depositary Shares relating to such series of Offered Preferred Stock in proportion to the number of such Depositary Shares owned by such holders.

               In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto in proportion to the number of Depositary Shares owned by such holders, unless the Preferred Stock Depositary determines that such distribution cannot be made proportionately among such holders or that it is not feasible to make such distributions, in which case the Preferred Stock Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the Securities or property thus received, or any part thereof, at such place or places and upon such terms as it may deem proper.

               The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by the Company or the Preferred Stock Depositary on account of taxes or other governmental charges.

               Redemption of Depositary Shares

               If a series of the Offered Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from any redemption, in whole or in part, of such series of the Preferred Stock held by the Preferred Stock Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Offered Preferred Stock. If the Company redeems shares of a series of Offered Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or substantially equivalent method determined by the Preferred Stock Depositary.

               After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares where entitled upon such redemption, upon surrender to the Preferred Stock Depositary of the Depositary Receipts evidencing such Depositary Shares. Any funds deposited by the Company with the Preferred Stock Depositary for any Depositary Shares that the holders thereof fail to redeem will be returned to the Company after a period of two years from the date such funds are so deposited.

               Voting the Preferred Stock

               Upon receipt of notice of any meeting at which the holders of any series of the Offered Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such series of Offered Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the related series of Offered Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the number of shares of the series of Offered Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote or cause to be voted the number of shares of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, provided the Offered Preferred Stock Depositary receives such instructions sufficiently in advance of such meeting to enable it to so vote or cause to be voted the shares of Offered Preferred Stock, and the Company will agree to take all reasonable action that may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting shares of the Offered Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Offered Preferred Stock.

               Withdrawal of Preferred Stock

               Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary and upon payment of the taxes, charges and fees provided for in the Deposit Agreement and subject to the terms thereof, the holder of the Depositary Shares evidenced thereby will be entitled to delivery at such office, to or upon his or her order, of the number of whole shares of the related series of Offered Preferred Stock and any money or other property, if any, represented by such Depositary Shares. Holders of Depositary Shares will be entitled to receive whole shares of the related series of Offered Preferred Stock, but holders of such whole shares of Offered Preferred Stock will not thereafter be entitled to deposit such shares of Offered Preferred Stock with the Preferred Stock Depositary or to receive Depositary Shares thereof. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of the related series of Offered Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder or upon his or her order at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

               Amendment and Termination of the Deposit Agreement

               The form of Depositary Receipt evidencing the Depositary Shares and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. Every holder of a Depositary Receipt at the time such amendment becomes effective will be deemed, by continuing to hold such Depositary Receipt, to be bound by the Deposit Agreement as so amended. Notwithstanding the foregoing, in no event may any amendment impair the right of any holder of any Depositary Shares, upon surrender of the Depositary Receipts evidencing such Depositary Shares and subject to any conditions specified in the Deposit Agreement, to receive shares of the related series of Offered Preferred Stock and any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law. The Deposit Agreement may be terminated by the Company at any time upon not less than 60 days prior written notice to the Preferred Stock Depositary, in which case, on a date that is not later than 30 days after the date of such notice, the Preferred Stock Depositary shall deliver or make available for delivery to holders of Depositary Shares, upon surrender of the Depositary Receipts evidencing such Depositary Shares, such number of whole or fractional shares of the related series of Offered Preferred Stock as are represented by such Depositary Shares. The Deposit Agreement shall automatically terminate after all outstanding Depositary Shares have been redeemed or there has been a final distribution in respect of the related series of Offered Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Shares.

               Charges of Depositary

                The Company will pay all transfer and other taxes and the governmental charges arising solely from the existence of the depositary arrangements. The Company will pay the charges of the Preferred Stock Depositary, including charges in connection with the initial deposit of the related series of Offered Preferred Stock and the initial issuance of the Depositary Shares and all withdrawals of shares of the related series of Offered Preferred Stock, except that holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

               Resignation and Removal of Depositary

               The Preferred Stock Depositary may resign at any time by delivering to the Company written notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary, which successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

               Miscellaneous

               The Preferred Stock Depositary will forward to the holders of Depositary Shares all reports and communications from the Company that are delivered to the Preferred Stock Depositary and which the Company is required to furnish to the holders of the Offered Preferred Stock.

               Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performance with best judgment and in the good faith of their duties thereunder, except that they are liable for gross negligence and willful misconduct in the performance of their duties thereunder, and they will not be obligated to appear in, prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or series of Preferred Stock unless satisfactory indemnity is furnished. The Preferred Stock Depositary and the Company may rely on advice of legal counsel or accountants of their choice, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed in good faith to be competent and on documents believed to be genuine.

               The Preferred Stock Depositary's corporate trust office will be identified in the applicable Prospectus Supplement. Unless otherwise set forth in the applicable Prospectus Supplement, the Preferred Stock Depositary will act as transfer agent and registrar for Depositary Receipts and if shares of a series of Offered Preferred Stock are redeemable, the Preferred Stock Depositary will act as redemption agent for the corresponding Depositary Receipts.

          Common Stock

               The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders except as otherwise provided by law. There are no cumulative voting rights with respect to the election of directors. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of legally available funds. In the event of dissolution of the Company, they will be entitled to share ratably in all assets remaining after payment of liabilities and amounts owed in respect of outstanding Preferred Stock, including any Offered Preferred Stock and the Existing Preferred Stock. Holders of Common Stock have no preemptive rights and have no right to convert their Common Stock into any other securities.

               The transfer agent and registrar for the Common Stock is The First National Bank of Boston.



          $2.625 Convertible Preferred Stock

               On February 25, 1994, the Company issued 2,760,000 shares of Preferred Stock designated the "$2.625 Cumulative Convertible Preferred Stock." Holders of the $2.625 Convertible Preferred Stock are entitled to receive dividends quarterly at an annual rate of $2.625 per share, when and as declared by the Board of Directors out of funds legally available therefor. Such dividends are cumulative.

               The $2.625 Convertible Preferred Stock has a Liquidation Preference of $50 per share. Holders of $2.625 Convertible Preferred Stock are entitled, in the event of the Company's liquidation, to share ratably in all of the Company's assets remaining after payment of all its debts and liabilities up to the amount of the Liquidation Preference set forth above, plus all accrued and unpaid dividends. The rights of holders of $2.625 Convertible Preferred Stock rank upon liquidation of the Company on a parity with the $2.28 Preferred Stock and prior to the holders of the Common Stock and of any other series of Preferred Stock which is not specifically on a parity with or senior to the $2.625 Convertible Preferred Stock.

               The $2.625 Convertible Preferred Stock is redeemable on or after February 16, 1997 at a price per share ranging from 103.675% of the Liquidation Preference on February 16, 1997 to 100% thereof on or after February 16, 2004, plus in all instances all accrued and unpaid dividends.

               Each share of $2.625 Convertible Preferred Stock is convertible into such number of shares of Common Stock as is equal to the Liquidation Preference of such share divided by the Conversion Price. As of the date hereof, the Conversion Price is $39.750, subject to adjustment for stock dividends, stock splits and other dilutive events.

               Holders of $2.625 Preferred Stock have no voting rights except as set forth below or as otherwise from time to time required by law. Whenever dividends on the $2.625 Preferred Stock or any other class or series of stock ranking on a parity with the $2.625 Preferred Stock with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, the holders of shares of $2.625 Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of directors of the Company at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on the $2.625 Preferred Stock and all other series of Preferred Stock ranking on a parity as to dividends with the $2.625 Preferred Stock shall have been fully paid or set apart for payment. The term of office of all directors elected by the holders of such Preferred Stock shall terminate immediately upon the termination of the right of the holders of such Preferred Stock to vote for directors. Holders of shares of $2.625 Preferred Stock have one vote for each share held.

               So long as any shares of the $2.625 Preferred Stock remain outstanding, the Company shall not, without the consent of holders of at least two-thirds of the shares of $2.625 Preferred Stock outstanding at the time, voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable, (i) issue or increase the authorized amount of any class or series of stock ranking prior to the outstanding $2.625 Preferred Stock as to dividends or upon liquidation or (ii) amend, alter or repeal the provisions of the Company's Certificate of Incorporation or of the resolutions contained in the Certificate of Designation relating to the $2.625 Preferred Stock, whether by merger, consolidation or otherwise, so as to materially adversely affect any power, preference or special right of the outstanding $2.625 Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Common Stock or authorized Preferred Stock or any increase or decrease in the number of shares of any series of Preferred Stock or the creation and issuance of other series of Common Stock or Preferred Stock ranking on a parity with or junior to the $2.625 Preferred Stock as to dividends and upon liquidation, dissolution or winding up shall not be deemed to materially adversely affect such powers, preferences or special rights.


          $2.28 Preferred Stock

               On November 19, 1992, the Company authorized and issued 1,400,000 shares of Preferred Stock designated "$2.28 Cumulative Preferred Stock." Holders of $2.28 Preferred Stock are entitled to receive dividends quarterly at an annual rate of $2.28125 per share, when and as declared by the Board of Directors out of funds legally available therefor. Such dividends are cumulative.

               The $2.28 Preferred Stock has a liquidation preference of $25.00 per share. Holders of $2.28 Preferred Stock are entitled, in the event of the Company's liquidation, to share ratably in all of the Company's assets remaining after payment of all of its debts and liabilities up to the amount of the liquidation preference set forth above, plus all accrued and unpaid dividends. The rights of holders of $2.28 Preferred Stock rank upon liquidation of the Company on a parity with the $2.625 Preferred Stock and prior to those of the holders of the Common Stock and of any other series of Preferred Stock which is not specifically on a parity with or senior to the $2.28 Preferred Stock.

               The $2.28 Preferred Stock is redeemable on or after November 15, 1997 at a redemption price equal to $25.00 per share plus in all instances all accrued and unpaid dividends.

               Holders of $2.28 Preferred Stock have no voting rights except as set forth below or as otherwise from time to time required by law. Whenever dividends on the $2.28 Preferred Stock or any other class or series of stock ranking on a parity with the $2.28 Preferred Stock with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, the holders of shares of $2.28 Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of directors of the Company at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on the $2.28 Preferred Stock and all other series of Preferred Stock ranking on a parity as to dividends with the $2.625 Preferred Stock shall have been fully paid or set apart for payment. The term of office of all directors elected by the holders of such Preferred Stock shall terminate immediately upon the termination of the right of the holders of such Preferred Stock to vote for directors. Holders of shares of $2.28 Preferred Stock have one vote for each share held.

               So long as any shares of the $2.28 Preferred Stock remain outstanding, the Company shall not, without the consent of holders of at least two-thirds of the shares of $2.28 Preferred Stock outstanding at the time, voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable, (i) issue or increase the authorized amount of any class or series of stock ranking prior to the outstanding $2.28 Preferred Stock as to dividends or upon liquidation or (ii) amend, alter or repeal the provisions of the Company's Certificate of Incorporation or of the resolutions contained in the Certificate of Designation relating to the $2.28 Preferred Stock, whether by merger, consolidation or otherwise, so as to materially adversely affect any power, preference or special right of the outstanding $2.28 Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Common Stock or authorized Preferred Stock or any increase or decrease in the number of shares of any series of Preferred Stock or the creation and issuance of other series of Common Stock or Preferred Stock ranking on a parity with or junior to the $2.28 Preferred Stock as to dividends and upon liquidation, dissolution or winding up shall not be deemed to materially adversely affect such powers, preferences or special rights.

          Registration Rights

                The Company has a registration rights agreement with certain principal stockholders, including the Selling Stockholder, granting them the right to require the Company to effect one registration of any or all of their Common Stock at their expense. In addition, they have the right to have any or all of such Common Stock included, at their pro rata expense, in any registration statement relating to the Common Stock filed by the Company, subject to the right of the underwriter of that offering to limit the number of shares of such Common Stock to be included in that registration.

          Certain Provisions of Certificate of Incorporation and Delaware Law

               The Company's Certificate of Incorporation contains certain provisions that may have an effect of delaying, deferring or preventing a change of control of the Company. First, the Certificate of Incorporation provides that the Board shall consist of three classes of Directors, each serving a three-year term ending in a successive year. This provision may make it more difficult to effect a takeover of the Company because it would generally take two annual meetings of stockholders for an acquiring party to elect a majority of the Board. As a result, the classified Board may discourage proxy contests for the election of Directors or purchases of a substantial block of stock because it could operate to prevent obtaining control of the Board in a relatively short period of time.

               In addition, the Certificate of Incorporation provides that the holders of a minimum of 60% of the Company's capital stock entitled to vote on a manner (or such higher percentage as may otherwise be required) may take action thereon without a meeting by executing a written consent or consents. This increases the percentage that would otherwise be required under Delaware law to take certain actions by written consent, and thus may make it more difficult to effect a takeover of the Company involving certain transactions, such as a merger or sale of assets, by requiring a potential acquiror to obtain a higher percentage of the Company's voting securities or hold a stockholders' meeting before such a transaction could be consummated.

       The Company is subject to Section 203 of the Delaware General Corporation Law, which provides for restrictions on business combinations (as defined therein) with interested persons (any person who acquires 15% or more of the Company's outstanding voting stock). In general, the Company is prohibited from engaging in business combinations with an interested person for a period of three years from the date a person becomes an interested person, subject to certain exceptions. By restricting the ability of the Company to engage in business combinations with an interested person, the application of Section 203 to the Company may provide a barrier to hostile or unwanted takeovers.



                              SELLING STOCKHOLDER

       The following table sets forth certain information concerning the beneficial ownership of Common Stock by the Selling Stockholder as of June 30, 1996 and as adjusted to reflect the sale of 150,000 shares of Common Stock by the Selling Stockholder.

                                   Ownership Prior                                   Ownership
                                   to this Offering                             After this Offering
                              --------------------------                     --------------------------
                               Number of     Percent of      Number of         Number of    Percent of
                               Shares of       Common          Shares          Shares of      Common
Name of Beneficial Owner      Common Stock      Stock       Being Offered     Common Stock     Stock
- ------------------------      ------------   -----------    -------------     ------------  -----------
Brion G. Wise
  Chairman of the Board,
  Chief Executive Officer
  and Director...........       3,964,430        15.4%          150,000         3,814,430       14.8%

                              PLAN OF DISTRIBUTION

       The Company and the Selling Stockholder may sell the Securities being offered hereby directly to purchasers, through agents, through underwriters and/or through dealers. In addition, any or all of the Selling Stockholder Shares may be offered and sold to purchasers directly by or on behalf of the Selling Stockholder from time to time on the NYSE at prices prevailing on such exchange. Furthermore, any of the Selling Stockholder Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold thereunder rather than pursuant to this Prospectus.

       Offers to purchase Securities may be solicited directly by the Company or the Selling Stockholder or by agents designated by the Company or the Selling Stockholder from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company or the Selling Stockholder to such agent will be set forth, in the accompanying Prospectus Supplement. Unless otherwise indicated in the accompanying Prospectus Supplement, any such agent will be acting on a best-efforts basis for the period of its appointment (ordinarily five business days or less).

       If an underwriter or underwriters are utilized in the sale, the Company and, if applicable, the Selling Stockholder, will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the accompa nying Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public.

       If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company or the Selling Stockholder will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the accompanying Prospectus Supplement.

       Agents, underwriters and dealers may be entitled under the relevant agreements to indemnification by the Company or the Selling Stockholder against certain liabilities, including liabilities under the Securities Act. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

       The place and time of delivery for the Securities in respect of which this Prospectus is delivered are set forth in the accompanying Prospectus Supplement.

                                 LEGAL OPINIONS

       The validity of all the Securities in respect of which this Prospectus is being delivered exclusive of the Selling Stockholder Shares will be passed on for the Company by Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022. The validity of the Selling Stockholder Shares in respect of which this Prospectus is being delivered will be passed on for the Company by John C. Walter, Executive Vice President and Secretary of the Company. As of June 30, 1996, Mr. Walter owned 32,494 shares of Common Stock.

                                    EXPERTS

       The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

       The following sets forth estimated expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby:


       SEC registration fee.............................          $        756
       Printing costs...................................                 2,000
       Legal fees and expenses..........................                 6,000
       Accounting fees and expenses.....................                 3,000
       Blue sky fees and expenses.......................                 2,000
       Trustee's fees...................................                     -
       Fees of rating agencies..........................                     -
       Miscellaneous....................................                 6,244
                                                                  ____________

         Total..........................................          $     20,000
                                                                  ============

Item 15.  Indemnification of Directors and Officers

       The Company's Bylaws incorporate substantially the provisions of the General Corporation Law of the State of Delaware providing for indemnification of directors, officers, employees and agents of the Company against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an officer, director, employee or agent of the Company. In addition, the Company is authorized to enter into indemnification agreements with its directors and officers providing mandatory indemnification to them to the maximum extent permissible under Delaware law.

       As permitted under Delaware law, the Company's Certificate of Incorporation provides for the elimination of the personal liability of a director to the corporation and its stockholders for monetary damages arising from a breach of the director's fiduciary duty of care. The provision is limited to monetary damages, applies only to a director's actions while acting within such person's capacity as a director, and does not entitle the Company to limit director liability for any judgment resulting from (a) any breach of the director's duty of loyalty to the Company or its stockholders; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) paying an illegal dividend or approving an illegal stock repurchase; or (d) any transaction from which the director derived an improper benefit. In addition, Section 145 of the General Corporation Law of the State of Delaware provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including counsel fees, if in the case of other than derivative suits, such person has acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation (and in the case of a criminal proceeding, and no reasonable cause to believe that such person's conduct was unlawful). In the case of a derivative suit, an officer, employee or agent of the corporation who is not protected by such provisions in the Certificate of Incorporation, may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if such person has acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in the case of a derivative suit in respect of any claim as to which an officer, employee or agent has been adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses. Indemnification is mandatory in the case of a director, officer, employee or agent who is successful on the merits in defense of a suit against such person.

Item 16.  Exhibits and Financial Statement Schedules

       The following exhibits are filed as part of this Registration Statement:

Exhibit
Number    Description
- ------    -----------

1.1 Form of Underwriting Agreement for Debt Securities; incorporate by reference to Exhibit 1.1 to Registrant's Registration Statement on Form S-3 (No. 33-66516).

1.2 Form of Underwriting Agreement for Preferred Stock; incorporated by reference to Exhibit 1.2 to Registrant's Registration Statement on Form S-3 (No. 33-66516).

1.3 Form of Underwriting Agreement for Common Stock; incorporated by reference to Exhibit 1.3 to Registrant's Registration Statement on Form S-3 (No. 33-66516).

4.1 Form of Indenture between the Registrant and Texas Commerce Bank National Association; incorporated by reference to Exhibit 4.1 to Registrant's Registration Statement on Form S-3 (No. 33-66516).

4.2 Form of Certificate of Designation for Preferred Stock; incorporated by reference to Exhibit 4.1 to Registrant's Registration Statement on Form S-3 (No. 33-66516).

4.3       Form of Deposit Agreement; incorporated by reference to Exhibit
          4.3 to Registrant's Registration Statement on Form S-3 (No. 33-66516).

4.4       Form of Depositary Receipt (included in Exhibit 4.3).

4.7 Certificate of Designation for $2.625 Cumulative Convertible Preferred Stock; incorporated by reference to Item 5 to Registrant's Current Report on Form 8-K dated February 24, 1994.

4.8 Registration Rights Agreement among Western Gas Resources, Inc., WGP, Inc., Heetco, Inc. N.V., Dean Phillips, Inc., Sauvage Gas Company and Sauvage Gas Service, Inc. (Filed as exhibit 10.14 to Western Gas Resources, Inc.'s Registration Statement on Form S-4 dated March 27, 1991 and incorporated herein by reference.)

4.9       Amendment No. 1 to Registration Rights Agreement as of May 1,
          1991 between Western Gas Resources, Inc., Bill Sanderson, WGP, Inc., Dean Phillips, Inc., Heetco,

          Inc. N.V., Sauvage Gas Company and Sauvage Gas Service, Inc. (Filed as exhibit 4.2 to Western Gas Resources. Inc.'s Form 10-Q for the quarter ended June 30, 1991 and incorporated herein by reference.

5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom with respect to certain securities that may be offered by the Registrant; incorporated by reference to (i) Exhibit 5.1 to Registrant's Registration Statement on Form S-3 (No. 33-66516); (ii) Exhibit 5.1 to Registrant's Registration Statement on Form S-3 (No. 33-54741) and (iii)
          Exhibit 5.1 to Registrant's Registration Statement on Form S-3
          (No. 333-00903).

5.2 Opinion of John C. Walter with respect to Common Stock that may be offered by the Selling Stockholder.

12.1      Computation of Consolidated Ratio of Earnings to Fixed Charges.

12.2 Computation of Consolidated Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.

23.1      Consent of Skadden, Arps, Slate, Meagher & Flom.

23.2      Consent of John C. Walter.

23.3      Consent of Price Waterhouse LLP.

24.1      Powers of Attorney (see Signature page).

25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Texas Commerce Bank National Association as Trustee; incorporated by reference to Exhibit 25.1 to Registrant's Registration Statement on Form S-3 (No. 33-66516).


Item 17.  Undertakings

          The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

       provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on September 27, 1996.


                                       WESTERN GAS RESOURCES, INC.


                                       By: /s/ Brion G. Wise
                                           -----------------------------------
                                           Brion G. Wise, Chairman of the Board
                                           and Chief Executive Officer

                               POWER OF ATTORNEY

       Each person whose signature appears below constitutes and appoints and hereby authorizes Lanny F. Outlaw, John C. Walter and William J. Krysiak, severally, such person's true and lawful attorneys-in-fact, with full power of substitution or resubstitution, for such person's name, place and stead, in any and all capacities, to sign on such person's behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities stated below on the 27th day of September, 1996.

Signature                    Title                      Date
- ---------                    -----                      ----
/s/ Brion G. Wise
- ---------------------------  Director, Chairman of the       September 27, 1996
Brion G. Wise                Board and Chief Executive
                             Officer (Principal Executive
                             Officer)

/s/ Walter L. Stonehocker                                    September 27, 1996
- ---------------------------  Director and Vice Chairman of
Walter L. Stonehocker        the Board


/s/ Bill M. Sanderson
- ---------------------------  Director                        September 23, 1996
Bill M. Sanderson

/s/ Dean Phillips
- ---------------------------  Director                        September 20, 1996
Dean Phillips


- ---------------------------  Director                        September 27, 1996
Ward Sauvage

/s/ Richard B. Robinson
- ---------------------------  Director                        September 20, 1996
Richard B. Robinson

/s/ James A. Senty
- ---------------------------  Director                        September 19, 1996
James A. Senty

/s/ Joseph E. Reid
- ---------------------------  Director                        September 19, 1996
Joseph E. Reid

/s/ William J. Krysiak
- ---------------------------  Vice President - Finance        September 27, 1996
William J. Krysiak           (Principal Financial and
                             Accounting Officer)